As filed with the Securities and Exchange Commission on July 9, 2015

Registration No. 333-205369

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IHS Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7390	13-3769440
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15 Inverness Way East

Englewood, CO 80112

(303) 790-0600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen Green

Executive Vice President, Legal &

Corporate Secretary

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

(303) 790-0600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Joseph A. Hall

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

* Certain Subsidiaries of IHS Inc. are also registrants and are identified on the following page.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
5.000% Senior Notes due 2022	$750,000,000	100%	$750,000,000	$87,150
Guarantees of 5.000% Senior Notes due 2022	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)	Previously paid.
(3)	No separate consideration will be received for the guarantees of 5.000% Senior Notes due 2022 being registered herby. As a result, in accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
IHS Holding Inc.	Delaware	7370	13-3425968
IHS Global Inc.	Delaware	7370	22-2721160
R.L. Polk & Co.	Delaware	7370	38-0934730
CARFAX, Inc.**	Pennsylvania	7370	25-1465303

*	The address, including zip code, and telephone number, including area code, of IHS Holding Inc., IHS Global Inc. and R.L. Polk & Co.’s principal executive offices is c/o IHS Inc., 15 Inverness Way East, Englewood, CO 80112 (303) 790-0600.
**	The address, including zip code, and telephone number, including area code, of CARFAX, Inc. is c/o CARFAX, Inc., CARFAX Inc. Corporate Office, 5860 Trinity Parkway, Centreville, VA 20120 (703) 934-2664.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED JULY 9, 2015

IHS Inc.

Offer to Exchange

5.000% Senior Notes due 2022

for

New 5.000% Senior Notes due 2022

Guaranteed by certain subsidiaries of IHS Inc.

We are offering to exchange up to $750,000,000 of our new 5.000% Senior Notes due 2022 (the “new notes”) for up to $750,000,000 of our existing 5.000% Senior Notes due 2022 (the “old notes”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes are, and the new notes will be, fully and unconditionally guaranteed by certain subsidiaries of IHS Inc. (collectively, the “Guarantors”), on a joint and several basis, subject to customary release provisions in respect of the subsidiary guarantees as set forth in the indenture.

To exchange your old notes for new notes:

•	You are required to make the representations described on pages 24-25 to us.

•	You must contact a Depository Trust Company (“DTC”) participant to complete the book-entry transfer procedures described herein to exchange your old notes for new notes, or otherwise complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Wells Fargo Bank, National Association, by 5:00 pm., New York City time, on , 2015.

•	You should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

See “Risk Factors” beginning on page 11 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

                    , 2015

About this Prospectus

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information.” You may obtain this information without charge by writing or telephoning us at the following address and telephone number:

IHS Inc.

15 Inverness Way East, Englewood, CO 80112

Attention: Executive Vice President, Legal & Corporate Secretary

(303) 790-0600

If you would like to request copies of these documents, please do so by                     , 2015 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

As used in this prospectus (except as otherwise provided herein or unless the context otherwise requires):

•	All references to notes refer to the old notes and the new notes.

•	The terms “IHS,” the “company,” “us,” “we” and “our” refer to IHS Inc. and its consolidated subsidiaries.

i

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT

THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “aim,” “strive,” “believe,” “project,” “predict,” “estimate,” “expect,” “continue,” “strategy,” “future,” “likely,” “may,” “might,” “should,” “will,” the negative of these terms, and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding: guidance and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions, including acquisitions and dispositions, anticipated benefits from strategic actions, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; our belief that we have sufficient liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: economic and financial conditions, including volatility in interest and exchange rates; our ability to manage system failures, capacity constraints, and cyber risks; our ability to successfully manage risks associated with changes in demand for our products and services as well as changes in our targeted industries; our ability to develop new platforms to deliver our products and services, pricing, and other competitive pressures, and changes in laws and regulations governing our business; the extent to which we are successful in gaining new long-term relationships with customers or retaining existing ones and the level of service failures that could lead customers to use competitors’ services; our ability to successfully identify and integrate acquisitions into our existing businesses and manage risks associated therewith; our ability to satisfy our debt obligations and our other ongoing business obligations; and the other factors described under the caption “Risk factors” of this prospectus or incorporated by reference.

ii

Any forward-looking statement in this prospectus speaks only as of the date of this prospectus. Any forward-looking statement in a document incorporated by reference speaks only as of the date of the applicable document. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

NON-GAAP FINANCIAL MEASURES

This prospectus and the documents incorporated by reference contain the following financial measures that are not calculated in accordance with GAAP:

•	EBITDA and Adjusted EBITDA. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income plus or minus net interest, plus provision for income taxes, depreciation and amortization. Adjusted EBITDA further excludes primarily non-cash items and other items that we do not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, acquisition-related costs, asset impairment charges, gain or loss on sale of assets, pension mark-to-market and settlement expense, and income or loss from discontinued operations).

•	Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided under “Summary historical consolidated financial data” in this prospectus.

Non-GAAP financial measures are presented only as a supplement to our consolidated financial statements based on GAAP. Non-GAAP financial measures are provided to enhance an investor’s understanding of our financial performance, but none of these non-GAAP financial measures is a recognized term under GAAP and non-GAAP financial measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

We use these non-GAAP financial measures in our operational and financial decision-making, and believe that such measures allow us to focus on what we deem to be more reliable indicators of ongoing operating performance (Adjusted EBITDA) and our ability to generate cash flow from operations (free cash flow). EBITDA and Adjusted EBITDA are also used by our investors, research analysts, investment bankers, and lenders to assess our operating performance. For example, a measure similar to Adjusted EBITDA is used by the lenders under our senior credit facilities.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

iii

SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. For a more complete description of this exchange offer, the notes and our company, you should read the entire prospectus carefully, including the information incorporated by reference from our Annual Report on Form 10-K for fiscal year 2014, our Quarterly Reports on Form 10-Q for the three months ended February 28, 2015 and May 31, 2015 and the other incorporated documents, including our consolidated financial statements and the notes thereto. References to “fiscal year” mean our fiscal year ended November 30.

Our vision

Our vision is to be the Source for Critical Information and Insight that powers growth and value for our customers. We intend to be the source that customers trust, rely upon and come to first when they need to better understand the present and anticipate the future.

Our business

We are a leading source of information, insight, and analytics in critical areas that shape today’s business landscape. Businesses and governments around the globe rely on our comprehensive content, expert independent analysis, and flexible delivery methods. Our aim is to embed our solutions within the entire spectrum of our customers’ organization, enabling executive level capital deployment strategies and following decision-making activities throughout their organizations to front-line employees tasked with managing their company’s complex core daily operations. We serve customers across global interconnected capital-intensive industries, including energy and natural resources, chemicals, technology, automotive, aerospace and defense, and maritime.

Our core competency is sourcing data and transforming it into critical information and insight that businesses, governments, and others use to make high-impact decisions with confidence. We are a sought-after resource for those who require and demand the most accurate and expertly analyzed information available. We are dedicated to providing the information and expert analyses our customers need to make critical decisions that drive growth and value for their operations.

By integrating and connecting our information, analytics, and research and analysis with proprietary and widely used decision-support technology on scalable platforms, we produce critical information and analytical solutions designed to meet our customers’ needs. Our product development teams have also created proprietary Web services and application interfaces that enhance access to our information. These services allow our customers to integrate our information with other data, business processes, and applications (such as computer-aided design, enterprise resource planning (ERP), supply chain management, and product data/lifecycle management). Although we face competition in specific industries and with respect to specific offerings, we do not believe that we have a direct competitor across all of our workflows and industry solutions due to the depth and breadth of our offerings.

Corporate information

We are a Delaware corporation. Our principal executive offices are located at 15 Inverness Way East, Englewood, Colorado 80112, USA and our telephone number at that address is (303) 790-0600. We use our website (www.ihs.com) and corporate Twitter account (@IHS) as channels of distribution of company information. None of the information provided on our website or through social media channels is incorporated into, or deemed to be a part of this prospectus, and you should rely only on the information contained or incorporated by reference in this prospectus when making a decision as to whether to invest in the notes.

THE EXCHANGE OFFER

Securities offered	We are offering up to $750,000,000 aggregate principal amount of new 5.000% Senior Notes due 2022 (the “new notes”), which will be registered under the Securities Act.

The exchange offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, expiration date, withdrawal	The exchange offer will expire at 5:00 p.m., New York City time on , 2015 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2015. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned without expense to you promptly after the exchange offer expires.

Federal income tax consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer.

Failure to tender your old notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to old notes do not apply to the new notes. All references to notes below refer to the old notes and the new notes unless the context otherwise requires.

Issuer	IHS Inc.

Securities offered	$750.0 million aggregate principal amount of 5.000% Senior Notes due 2022.

Maturity date	November 1, 2022.

Interest payment dates	May 1 and November 1, commencing on November 1, 2015.

Optional redemption	Prior to August 1, 2022 (three months prior to the maturity date of the notes), we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption plus a “make-whole” premium.

In addition, on or after August 1, 2022 (three months prior to the maturity date of the notes), we may redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including the redemption date.

Change of control offer	Upon the occurrence of Change of Control Triggering Event (as defined under “Description of the exchange notes—Change of control triggering event”), you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the exchange notes—Change of control triggering event.”

Guarantees	The notes will be guaranteed on a senior unsecured basis by each of our domestic subsidiaries that guarantee our senior credit facilities (as defined below) and, in the future, by subsidiaries that guarantee certain material debt facilities of IHS Inc. or guarantors of the notes or certain material debt securities issued by IHS Inc. or guarantors of the notes. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of the exchange notes—Guarantees.”

Our foreign subsidiaries that are borrowers or guarantors under our senior credit facilities will not guarantee the notes.

We refer to our credit agreement dated as of July 15, 2013 (as amended from time to time, the “2013 credit agreement”) and our senior unsecured revolving credit facility dated as of October 17,

2014 (as amended from time to time, the “2014 revolving facility”), collectively, and as they may be amended, replaced, refinanced, amended and restated, supplemented or otherwise modified from time to time, as our “senior credit facilities.”

As of May 31, 2015, our non-guarantor subsidiaries had no debt outstanding, excluding intercompany debt.

Ranking	The notes and the guarantees will be our and the subsidiary guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future senior indebtedness;

•	rank senior in right of payment to any subordinated indebtedness we or our subsidiary guarantors may incur;

•	be effectively subordinated to any of our and the subsidiary guarantors’ existing and future secured debt, to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of May 31, 2015:

•	we had approximately $2,129 million of total indebtedness (including the notes); and

•	we had commitments available to be borrowed under the 2014 revolving facility of approximately $610 million.

Covenants	The notes will be issued under an indenture among us, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. The indenture, among other things, limits our ability and the ability of our subsidiaries to:

•	incur liens;

•	enter into certain sale and leaseback transactions; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the exchange notes.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is summary historical consolidated financial data of the company at the dates and for the periods indicated. The summary historical consolidated financial data as of November 30, 2014 and for the fiscal years ended November 30, 2014, November 30, 2013 and November 30, 2012 have been derived from our audited consolidated financial statements and the related notes included and incorporated by reference in this prospectus. The summary historical consolidated financial data as of May 31, 2015 and for the six months ended May 31, 2015 and May 31, 2014 have been derived from our unaudited condensed consolidated interim financial statements and the related notes included and incorporated by reference in this prospectus. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the fiscal year ending November 30, 2015 or any other period.

The historical consolidated financial data should be read in conjunction with the sections titled “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year 2014 and with the sections titled “Financial Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q for the three months ended February 28, 2015 and May 31, 2015, as well as with our consolidated financial statements and related notes that are also included and incorporated by reference in this prospectus.

Statement of operations and other data

(in thousands)

	Six months ended May 31,		Fiscal year ended November 30,
	2015	2014	2014	2013	2012
	(unaudited)
Revenue	$1,137,668	$1,092,466	$2,230,794	$1,840,631	$1,529,869
Operating expenses:
Cost of revenue	443,849	437,870	879,051	748,184	624,514
Selling, general and administrative	406,418	401,360	828,158	680,989	534,043
Depreciation and amortization	114,829	98,779	202,145	158,737	118,243
Restructuring charges(1)	21,653	4,035	9,272	13,458	16,829
Acquisition-related costs(2)	477	1,017	1,901	23,428	4,147
Net periodic pension and postretirement expense	993	5,670	6,774	11,619	24,917
Other expense (income), net	1,094	1,308	(99)	6,012	(111)

Total operating expenses	989,313	950,039	1,927,202	1,642,427	1,322,582

Operating income	148,355	142,427	303,592	198,204	207,287
Interest income	340	486	988	1,271	999
Interest expense	(34,448)	(29,855)	(55,383)	(44,582)	(20,573)

Non-operating expense, net	(34,108)	(29,369)	(54,395)	(43,311)	(19,574)

Income from continuing operations before income taxes	114,247	113,058	249,197	154,893	187,713
Provision for income taxes	(23,775)	(25,144)	(54,648)	(23,059)	(29,564)

Income from continuing operations	90,472	87,914	194,549	131,834	158,149
Income (loss) from discontinued operations, net(3)	—	—	—	(101)	19

Net income	$90,472	$87,914	$194,549	$131,733	$158,168

(1)	During 2012, we continued to consolidate positions to our Centers of Excellence (COE) locations as we completed successive Vanguard releases, as well as eliminated positions to accomplish other operational efficiencies. We also began consolidating legacy data centers, which included certain contract termination costs. The activities included the movement or elimination of approximately 271 positions. During 2013, we eliminated 245 positions and incurred additional direct and incremental costs related to identified operational efficiencies, continued consolidation of positions to our accounting and COE locations, and further consolidation of our legacy data centers. During 2014, we eliminated 168 positions and incurred additional direct and incremental costs related to identified operational efficiencies (including lease abandonments), continued consolidation of positions to our COE locations, and further consolidation of our legacy data centers. During the six months ended May 31, 2015, we incurred restructuring charges primarily for severance related to resource refinement and alignment across most of our business functions, as well as other restructuring costs related to lease abandonments and further consolidation of our legacy data centers. During the six months ended May 31, 2015, we eliminated 302 positions related to these activities. We expect to continue to incur costs related to similar activities in future periods, resulting in additional restructuring charges.
(2)	During fiscal 2012, we incurred approximately $4.1 million of direct and incremental costs associated with recent acquisitions, including legal and professional fees, the elimination of certain positions, and a facility closure. During fiscal 2013, we incurred approximately $23.4 million of costs associated with acquisitions primarily related to the Polk acquisition. Acquisition-related costs for 2013 included investment adviser fees, severance, a lease abandonment, and legal and professional fees. Certain of these costs were incurred for a transaction that we chose not to consummate. During 2014, we incurred approximately $1.9 million in costs associated with acquisitions, including severance, lease abandonments, and professional fees. During the six months ended May 31, 2015 , we recorded approximately $0.5 million of direct and incremental costs associated with acquisition-related activities, primarily legal and professional fees.
(3)	Effective December 31, 2009, we sold our small non-core South African business for approximately $2 million with no gain or loss on sale. The sale of this business included a building and certain intellectual property. In exchange for the sale of these assets, we received two three-year notes receivable, one secured by a mortgage on the building and the second secured by a pledge on the shares of the South African company. In December 2010, we received full payment of the note receivable that was secured by a mortgage on the building. In November 2013, we received final payment of the remaining note receivable.

Balance sheet data

(in thousands)

	As of May 31, 2015 (unaudited)	As of November 30, 2014
Assets
Cash and cash equivalents	$225,879	$153,156
Total current assets	795,669	770,587
Total non-current assets	4,897,160	4,577,843

Total assets	$5,692,829	$5,348,430

Liabilities and stockholders’ equity
Short-term debt	$36,001	$36,257

Total current liabilities	988,580	955,057
Long-term debt	2,093,091	1,806,098
Accrued pension and postretirement liability	27,867	29,139
Deferred income taxes	362,285	347,419
Other liabilities	57,852	51,171

Total liabilities	3,529,675	3,188,884
Total stockholders’ equity	2,163,154	2,159,546

Total liabilities and stockholders’ equity	$5,692,829	$5,348,430

Statement of cash flows and other data

(in thousands except ratios)

	Six months ended May 31,		Fiscal year ended November 30,
	2015	2014	2014	2013	2012
	(unaudited)
Net cash provided by operating activities	$344,284	$374,974	$628,099	$496,155	$314,373
Net cash used in investing activities	(436,866)	(47,679)	(324,011)	(1,571,897)	(375,260)
Net cash provided by (used in) financing activities	186,683	(355,188)	(397,861)	1,006,450	179,411
Capital expenditures on property and equipment	(69,038)	(51,036)	(114,453)	(90,734)	(64,732)
Other financial data:
Interest expense	34,448	29,855	55,383	44,582	20,573
Free cash flow(1)	265,246	323,938	513,646	405,421	249,641
Adjusted EBITDA(1)	354,391	328,908	689,804	561,768	484,971

(1)	Non-GAAP; unaudited. See “Non-GAAP financial measures” and “—Reconciliation of consolidated non-GAAP financial measures to most directly comparable GAAP financial measures” below.

Reconciliation of consolidated non-GAAP financial measures

to most directly comparable GAAP financial measures

(in thousands)

Reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures used in this prospectus are provided below. See “Non-GAAP financial measures.”

	Six months ended May 31,		Fiscal year ended November 30,
	2015	2014	2014	2013	2012
	(unaudited)
Net income	$90,472	$87,914	$194,549	$131,733	$158,168
Interest income	(340)	(486)	(988)	(1,271)	(999)
Interest expense	34,448	29,855	55,383	44,582	20,573
Provision for income taxes	23,775	25,144	54,648	23,059	29,564
Depreciation	43,172	31,880	68,347	48,799	36,131
Amortization	71,657	66,899	133,798	109,938	82,112

EBITDA(1)	$263,184	$241,206	$505,737	$356,840	$325,549
Stock-based compensation expense	67,834	79,996	167,359	162,451	121,543
Restructuring charges	21,653	4,035	9,272	13,458	16,829
Acquisition-related costs	477	1,017	1,901	23,428	4,147
Impairment of assets	1,243	—	—	1,629	—
Loss on sale of assets	—	2,654	2,654	1,241	—
Loss on debt extinguishment	—	—	1,422	—	—
Pension mark-to-market and settlement expense	—	—	1,459	2,620	16,922
(Income) loss from discontinued operations, net	—	—	—	101	(19)

Adjusted EBITDA(1)	$354,391	$328,908	$689,804	$561,768	$484,971

(1)	Non-GAAP; unaudited.

	Six months ended May 31,		Fiscal year ended November 30,
	2015	2014	2014	2013	2012
	(unaudited)
Net cash provided by operating activities	$334,284	$374,974	$628,099	$496,155	$314,373
Capital expenditures on property and equipment	(69,038)	(51,036)	(114,453)	(90,734)	(64,732)

Free cash flow(1)	$265,246	$323,938	$513,646	$405,421	$249,641

(1)	Non-GAAP; unaudited.

RISK FACTORS

In addition to the other information provided and incorporated by reference in this prospectus, you should carefully consider the risks described in this section. The risks described below are not the only risks that could adversely affect our business; other risks currently deemed immaterial or additional risks not currently known to us could also adversely affect us. These and other factors could have a material adverse effect on the value of your investment in our notes, meaning that you could lose all or part of your investment.

Note that this section includes forward-looking statements and future expectations as of the date of this prospectus. This discussion of risk factors should be read in conjunction with the risk factors in our Annual Report on Form 10-K for fiscal year 2014, as well as the other information that is incorporated by reference into this prospectus.

Risks relating to the exchange offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity. Holders who do not tender their old notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. In addition, there are no guaranteed delivery procedures available to you in connection with this exchange offer. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the new notes.

In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Risks relating to the notes

Our indebtedness could adversely affect our business, financial condition and results of operations, as well as our ability to meet our payment obligations under the notes and our other debt.

We continue to have a significant amount of debt and debt service requirements. As of May 31, 2015, we had approximately $2,129 million of outstanding debt.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to satisfy our debt obligations, including the notes, and other ongoing business obligations, which may result in defaults;

•	events of default if we fail to comply with the financial and other covenants contained in the agreements governing our debt instruments, which could result in all of our debt becoming immediately due and payable or require us to negotiate an amendment to financial or other covenants that could cause us to incur additional fees and expenses;

•	subjecting us to the risk of increased sensitivity to interest rate increases in our outstanding indebtedness that bears interest at variable rates and could cause our debt service obligations to increase significantly;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate, and the overall economy;

•	placing us at a competitive disadvantage compared to any of our competitors that have less debt or are less leveraged; and

•	increasing our vulnerability to the impact of adverse economic and industry conditions.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Despite our current indebtedness levels, we may be able to incur substantially more debt. This could exacerbate further the risks associated with our leverage.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs.

We and our subsidiaries may incur substantial additional indebtedness, including secured indebtedness, for many reasons, including to fund acquisitions. The terms of the indenture generally do not restrict us from doing so. In addition, the indenture allows us to issue additional notes under certain circumstances, which will also be guaranteed by the subsidiary guarantors. Although the indenture places some limitations on our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. Subject to certain limitations, the indenture also does not restrict our non-guarantor subsidiaries, including without limitation all of our non-U.S.

subsidiaries, from incurring additional debt, which would be structurally senior to the notes. The covenants in the indenture also do not prohibit our guarantors from merging with, or conveying, transferring or leasing their assets substantially as an entirety to, our non-guarantor subsidiaries. In addition, the indenture does not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

As a holding company, IHS Inc. depends on the ability of its subsidiaries to transfer funds to it to meet obligations under the notes.

IHS Inc. is the holding company for all of our operations, and dividends, returns of capital and interest income on intercompany indebtedness from subsidiaries of IHS Inc. are the principal sources of funds available to IHS Inc. to pay principal of and interest on the notes, to meet its obligations under any other indebtedness or obligations and to pay corporate operating expenses. These subsidiaries are legally distinct from IHS Inc. and, except in the case of the subsidiary guarantors, have no obligation to pay amounts due on the notes or to make funds available to IHS Inc. for such payment. The ability of our subsidiaries to pay dividends or other distributions to IHS Inc. in the future will depend on their earnings, tax considerations and covenants contained in any financing or other agreements, among other things. Such payments may be limited as a result of claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees. In addition, the indenture does not prevent any of our subsidiaries from incurring additional indebtedness and other liabilities, such as trade payables.

Certain subsidiary guarantors are also holding companies with no independent assets or operations. Accordingly, their ability to make payments under the guarantees of the notes is subject to restrictions and limitations similar to IHS Inc. Any future subsidiary guarantors may also have holding company characteristics.

If the ability of subsidiaries of IHS Inc. and the subsidiary guarantors to pay dividends or make other distributions or payments to IHS Inc. and the subsidiary guarantors is materially restricted by other cash needs or bankruptcy or insolvency, or is limited due to operating results or other factors, we may be required to raise cash through the incurrence of debt, the issuance of equity or the sale of assets. However, there is no assurance that we would be able to raise cash by these means. This could materially and adversely affect the ability of IHS Inc. and the subsidiary guarantors to pay their obligations, including their obligations to pay principal and interest on the notes.

Not all of our subsidiaries will guarantee the notes, even if they guarantee or borrow under our senior credit facilities.

The notes will not initially be guaranteed by any of our subsidiaries except for our U.S. domestic subsidiaries that are guarantors under our senior credit facilities and, in the future, by subsidiaries that guarantee certain material debt facilities of IHS Inc. or guarantors of the notes or certain material debt securities issued by IHS Inc. or guarantors of the notes. In the future, a guarantor may be released from its guarantee of the notes under certain circumstances, including if such guarantor no longer guarantees any material debt facility or material capital markets debt securities of the Issuer or any other guarantor. See “Description of notes— Guarantees.” Certain of our non-U.S. subsidiaries will guarantee or otherwise become obligated under our senior credit facilities, but will not guarantee the notes. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or the guarantees or to make any funds available therefor, whether by dividends, loans, distributions or other payments. As a result, creditors under our senior credit facilities may be able to look to one or more of our non-U.S. subsidiaries for repayment of amounts we or they owe under our senior credit facilities, even though a holder of notes would not have this ability with respect to payments under the notes or the guarantees. The covenants in the indenture also do not prohibit our guarantors from merging with, or conveying, transferring or leasing their assets substantially as an entirety to, our non-guarantor subsidiaries.

In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their debt, and their trade creditors generally, will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us or any subsidiary guarantor. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities, including trade payables, of all of our subsidiaries that are not subsidiary guarantors, even though creditors under the senior credit facilities may not suffer subordination to the same extent.

As of May 31, 2015, our non-guarantor subsidiaries had no debt outstanding, excluding intercompany debt.

Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.

The issuance of the notes may be subject to review under applicable bankruptcy laws or relevant fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the subsidiary guarantors’ creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the notes were issued, we:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the issuer:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the notes to our presently existing or future debt or take other actions detrimental to you.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

The guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a subsidiary guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a subsidiary guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant subsidiary guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes.

Because a subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from that subsidiary guarantor.

The notes have the benefit of a guarantee by the subsidiary guarantors. However, the guarantee by each subsidiary guarantor is limited to the maximum amount that it is permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of its other obligations. A court could also find any such limitation on the maximum amount of a guarantee to be ineffective or unenforceable and, under federal or state fraudulent conveyance statutes, void the obligations under the guarantee or further subordinate it to all other obligations of such subsidiary guarantor. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision to be ineffective in that case, and held the guarantees to be fraudulent transfers and voided them in their entirety.

The guarantee of a subsidiary guarantor will automatically terminate under certain circumstances, including if such subsidiary guarantor is permanently released from its guarantee, and is not a borrower, under our senior credit facilities. In that case you will not have the right to cause that subsidiary to perform under its guarantee.

Under the indenture, the change of control events that would require us to repurchase the notes are subject to a number of significant limitations, and certain change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.

Although we are required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event, the term “Change of Control Repurchase Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes. In particular, we are required to repurchase the notes upon certain change of control events only if the ratings of the notes are lowered below investment grade during the relevant “trigger period.” As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may be unable to purchase the notes upon a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. The occurrence of a Change of Control Repurchase Event would cause an event of default under our senior credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Repurchase Event and therefore limit our ability to fund the repurchase of your notes pursuant to the Change of Control Offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Repurchase Event to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the indenture. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of notes—Change of control.”

The notes will be effectively subordinated to any future secured indebtedness of the issuer or the guarantors to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or the guarantors’ assets. As a result, the notes and the guarantees will be effectively subordinated to any of our and our subsidiary guarantors’ future secured indebtedness with respect to the assets that secure that indebtedness. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of future secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuer or the guarantors, the proceeds from the sale of assets securing such secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

Changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes depends on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to us;

•	our financial condition, financial performance and prospects; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

Our net proceeds from the sale of the old notes were approximately $733 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds, together with cash we had on hand, to repay all amounts outstanding under our 2012 credit agreement and to repay a portion of the $850 million of outstanding borrowings that were made under our 2014 revolving facility to refinance the 2011 credit agreement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) income from continuing operations before income taxes, (2) interest expense and (3) imputed interest expense on lease commitments. Fixed charges were calculated by adding interest expense and imputed interest expense on lease commitments.

Six months ended May 31,	Year ended November 30,
2015	2014	2013	2012	2011	2010
3.92	4.84	3.87	7.96	10.81	23.70

THE EXCHANGE OFFER

In a registration rights agreement between us, the subsidiary guarantors and the initial purchasers of the old notes, we agreed:

(1)	to file a registration statement with respect to an offer to exchange the old notes for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act and to use our commercially reasonable efforts to cause such registration statement to be declared effective by the SEC;

(2)	use our commercially reasonable efforts to consummate the exchange offer and issue the new notes within 60 days after the registration statement is declared effective.

The registration rights agreement provides that if (1)(a) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange or, if a shelf registration statement is required and is not declared effective, on or prior to the 365th day after issuance of the notes or (b) we receive a request by an initial purchaser to file a shelf registration statement and it does not become effective by the later of the 365th day following the issuance of the notes or the 90th day following such request, or (2) if applicable, a shelf registration statement covering resales of the old notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) (the 31st such day, the “Trigger Date”), then additional interest shall accrue on the principal amount of the old notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on (a) the 365th day following the issuance of the old notes, in the case of (1) above, or (b) the Trigger Date, in the case of (2) above, until the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be “registrable securities.” Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in this exchange offer will be required to make certain representations as set forth herein.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail or send notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2015; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2015 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $750,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section “—Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service and/or similar services.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither us, the subsidiary guarantors, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to Wells Fargo Bank, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery. No letters of transmittal or old notes should be sent to IHS Inc. or the subsidiary guarantors.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of the letter of transmittal is available from the exchange agent.

Letter of Transmittal Procedures

If your notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to Wells Fargo Bank, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above, or

•	certificates for old notes and a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer, or in the case of old notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder.

Guaranteed Delivery Procedures

If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)	prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

•	the amount of old notes tendered, and

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3)	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver To:

Delivery by Registered or Certified Mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	In Person or by Hand Only: WELLS FARGO BANK, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402	Regular Mail or Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth and Marquette Minneapolis, MN 55479

Facsimile Transmissions:

(Eligible Institutions Only)

(612) 667-6282

Attention: Bondholder

Communications

To Confirm by Telephone

or for Information Call:

(800) 344-5128, Option 0

Attention: Bondholder

Communications

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $350,000.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of IHS Inc. or any of the subsidiary guarantors or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretation of the staff of the SEC;

(2)	will not be able to tender its old notes in the exchange offer; and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate” or an affiliate of any of the subsidiary guarantors;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

DESCRIPTION OF THE EXCHANGE NOTES

IHS Inc. (“IHS”) issued the old notes under an indenture (the “Indenture”) among itself, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), dated as of the issue date.

In exchange for the old notes issued on the issue date, we are issuing the new notes under the Indenture for public resale pursuant to this prospectus. All references to Notes below refer to the old notes and/or the new notes unless the context otherwise requires.

Certain terms used in this description are defined under the subheading “—Certain definitions.” In this description, the words “we,” “us,” “our” and “Issuer” refer to IHS and not to any of its subsidiaries. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Notes and the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Where you can find more information.”

The registered holder will be treated as the owner of a Note for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to all existing and any future subordinated indebtedness of the Issuer; and

•	will be guaranteed by each Guarantor on an unsecured senior basis.

Principal, maturity and interest

The Issuer issued the old notes initially with a maximum aggregate principal amount of $750.0 million and will issue the new notes in such amounts as are tendered for exchange pursuant to this prospectus. The Issuer issued the old notes in denominations of $2,000 and any greater integral multiple of $1,000 and will issue the new notes in denominations of $2,000 and any greater integral multiple of $1,000 . The Notes will mature on November 1, 2022. We are permitted to issue more Notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”) ; provided that if any such Additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of notes,” references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 5.000% per annum and will be payable semiannually in arrears on May 1 and November 1. We will make each interest payment to the holders of record of these Notes on the immediately preceding April 15 and October 15.

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

Notice of any redemption of the Notes in connection with a transaction or an event (including a Change of Control Triggering Event) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event.

Prior to August 1, 2022 (three months prior to the maturity date of the Notes), we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the redemption date. Notice of such redemption must be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

In addition, on or after August 1, 2022 (three months prior to the maturity date of the Notes), we may redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including the redemption date.

If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Issuer.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Issuer, the excess of (1) the present value at such redemption date of the remaining scheduled payments of principal and interest due on such Note (but excluding accrued and unpaid interest, if any, to but excluding the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after August 1, 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent, in each case, plus 50 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to August 1, 2022, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to August 1, 2022.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of two, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and its successors and assigns or Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the second Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent.

Selection and notice of redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that global Notes will be selected in accordance with the applicable procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) not less than 30 nor more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note (or cause to be transferred by book entry). Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No sinking fund; Open market purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of control triggering event.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

Each Guarantor will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Guarantor under its Guarantee are designed to be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. In addition, if a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guaranties and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk factors—Risks relating to the notes—Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Guarantee of a Guarantor will be automatically released:

(1)	upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

(2)	upon the sale or disposition of all or substantially all the assets of a Guarantor;

(3)	at such time as such Guarantor no longer guarantees any (i) Debt Facility with aggregate principal amount of $75.0 million or more (including, without limitation, the Credit Agreements) or (ii) Material Capital Markets Debt of the Issuer;

(4)	upon the defeasance of the Notes, as provided under “—Defeasance;” or

(5)	as described under “—Amendments and waivers,”

in the case of clause (1) or (2), other than to the Issuer or a Subsidiary of the Issuer and as permitted by the Indenture.

Ranking

The indebtedness evidenced by the Notes and the Guarantees will be senior unsecured obligations and will rank equally in right of payment with all other unsecured unsubordinated indebtedness of the Issuer or the applicable Guarantor, as the case may be.

As of May 31, 2015:

(1)	the Issuer and the Guarantors had approximately $2,129 million of total indebtedness (including the Notes);

(2)	the Issuer and the Guarantors had commitments available to be borrowed under the Credit Agreements of approximately $610 million; and

(3)	non-guarantor subsidiaries had no debt outstanding, excluding intercompany debt.

The Notes and the Guarantees are unsecured obligations of the Issuer and the Guarantors, as the case may be. Secured indebtedness and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guarantees to the extent of the value of the assets securing such indebtedness or other obligations.

The Indenture contains no limitations on the amount of additional indebtedness that the Issuer and the Guarantors may incur and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Certain covenants—Limitation on liens,” such indebtedness may be secured indebtedness.

A substantial portion of our operations is conducted through our Subsidiaries. Guarantees may be released under certain circumstances. In addition, our future Subsidiaries will only be required to guarantee the Notes under the circumstances described under the caption “—Future guarantors.” Claims of creditors (including trade creditors) of any non-guarantor Subsidiaries and joint ventures, and claims of preferred stockholders of such non-guarantor Subsidiaries and joint ventures, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries and joint ventures over the claims of creditors of the Issuer and the Guarantors, including holders of the Notes and the Guarantees. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries and joint ventures.

The Indenture does not limit the incurrence of unsecured indebtedness by our Subsidiaries. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered indebtedness under the Indenture.

Change of control triggering event

Within 30 days following the occurrence of a Change of Control Triggering Event, each noteholder shall have the right to require that the Issuer make an offer to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to but excluding the date of purchase.

If the Change of Control purchase date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control purchase date will be paid on the Change of Control purchase date to the Person in whose name a Note is registered at the close of business on such record date.

Within 30 days following the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem all the Notes as described under “—Optional redemption,” we will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each noteholder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control Triggering Event has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but excluding the date of purchase;

(2)	the circumstances that constitute or may constitute such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to the provisions described under “—Optional redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Issuer and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness are contained in the covenant described under “—Certain covenants—Limitation on liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest.

The Credit Agreements provide that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the purchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk factors—Risks relating to the notes—We may be unable to purchase the notes upon a change of control.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

For purposes of this discussion of a repurchase of the Notes following a Change of Control Triggering Event:

A “Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(3)	the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person, other than a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Issuer becomes a direct Subsidiary of a holding company, (b) such holding company owns no assets other than the Capital Stock of the Issuer and (c) upon completion of such transaction, the ultimate beneficial ownership of the Issuer has not been modified by such transaction.

Certain covenants

Consolidation, merger, sale or conveyance

(a) The Indenture provides that the Issuer may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•	the Issuer is the successor entity, or the successor or transferee entity, if other than the Issuer, is a Person (if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia (except if the Issuer determines in good faith that such requirement is not in the best interests of the Issuer and its Subsidiaries or that complying with such requirement would not be advisable for tax planning purposes or to improve tax efficiencies) and expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction, and constitutes the legal, valid and binding obligation of the Issuer or successor entity, as applicable, subject to customary exceptions.

In case of any such consolidation, merger, conveyance or transfer (but not lease), the successor entity will succeed to and be substituted for the Issuer as obligor on the Notes with the same effect as if it had been named in the indenture as the Issuer.

(b) No Guarantor may consolidate with or merge into any other entity, unless:

•	a Guarantor is the successor entity or the successor or transferee entity, if not a Guarantor prior to such consolidation or merger, shall be a Person organized and existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its Guarantee; provided, however, that the foregoing shall not apply in the case of a Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger or consolidation or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction and constitutes the legal, valid and binding obligation of the Guarantor or successor entity, as applicable, subject to customary exceptions.

Notwithstanding clauses (a) and (b) above, this “—Consolidation, merger, sale or conveyance” covenant will not apply to a merger, transfer or conveyance or other disposition of assets between or among the Issuer and the Guarantors.

Limitation on liens

The Issuer will not, and will not permit any Subsidiary of the Issuer to, create, incur, issue, assume or guarantee any indebtedness for money borrowed evidenced by loans, bonds, notes, debentures, letters of credit, bankers’ acceptances, hedging obligations or instruments similar to the foregoing, in each case to the extent such indebtedness would appear as a liability on the balance sheet of such Person in accordance with GAAP (“Debt”) secured by a Lien upon (a) any Property of the Issuer or such Subsidiary, or (b) any shares of Capital Stock or Debt issued by any Subsidiary of the Issuer and owned by the Issuer or any Subsidiary of the Issuer, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes then outstanding under the Indenture are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1)	Liens on any property existing at the time of the acquisition thereof;

(2)	Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Issuer or a Subsidiary of the Issuer; provided that any such Lien does not extend to any property owned by the Issuer or any Subsidiary of the Issuer immediately prior to such merger, consolidation, sale, lease or disposition;

(3)	Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Issuer;

(4)	Liens in favor of the Issuer or a Subsidiary of the Issuer;

(5)	Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement;

(6)	Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7)	Liens existing on the Issue Date or any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5); provided that any such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in clauses (1)-(3) or (5) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) shall not exceed the principal amount of Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(8)	Liens incurred in the ordinary course of business in an aggregate principal amount not to exceed $50.0 million;

(9)	Liens in favor of the Notes and the Guarantees; and

(10)	Liens securing hedging obligations entered into in the ordinary course of business.

Notwithstanding the restrictions described above, the Issuer and any Subsidiaries of the Issuer may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired,

(A)	the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(10) of the immediately preceding paragraph) plus

(B)	all Attributable Debt of the Issuer and the Subsidiaries of the Issuer in respect of Sale/ Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of the first paragraph under “—Limitation on sale/leaseback transactions” below)

would not exceed the greater of (x) $1,750.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 2.50 to 1.00.

For the avoidance of doubt, neither the Credit Agreements nor any extension, renewal or replacement or refunding thereof shall be secured pursuant to clause (7) above, as the Credit Agreements will be unsecured on the Issue Date.

Limitation on sale/leaseback transactions

The Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into any Sale/ Leaseback Transaction with respect to any Property unless:

(1)	the Sale/Leaseback Transaction is solely with the Issuer or another Subsidiary of the Issuer;

(2)	the lease is for a period not in excess of 36 months (or which may be terminated by the Issuer or such Subsidiary), including renewals;

(3)	the Issuer or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(10) of the second paragraph under the heading “—Limitation on liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4)	the Issuer or such Subsidiary within 360 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (a) the retirement of Notes, other Funded Debt of the Issuer ranking on a parity with the Notes (or the Guarantees of the Notes) or Funded Debt of a Subsidiary of the Issuer, (b) the purchase of Property; or (c) a combination thereof; or

(5)	(a) the Attributable Debt of the Issuer and Subsidiaries of the Issuer in respect of such Sale/ Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus

(b)	the aggregate principal amount of Debt secured by Liens on Properties then outstanding (not including any such Debt secured by Liens described in clauses (1)-(10) of the second paragraph under the heading “—Limitation on liens”) that are not equally and ratably secured with the outstanding Notes (or secured on a basis junior to the outstanding Notes), would not exceed the greater of (x) $1,750.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 2.50 to 1.00.

Future guarantors

Each of the Issuer’s Domestic Subsidiaries that is a guarantor or obligor under the Credit Agreements will initially fully and unconditionally guarantee the Notes on an unsecured, senior basis. After the Issue Date, the Issuer will cause each Subsidiary of the Issuer that guarantees (i) any Debt Facility of the Issuer or any Guarantor with an aggregate principal amount of $75.0 million or more or (ii) any Material Capital Markets Debt issued by the Issuer or any Guarantor to, within 45 days of the incurrence of such guarantee, execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary of the Issuer will guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC and make available to the Trustee and noteholders within 15 days after the Issuer would be required to file with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to the Trustee and noteholders within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act, provided, further, that such reports will not be required to contain the separate financial information contemplated by Rule 3-10 or Rule 3-16 under Regulation S-X promulgated by the SEC (or any successor provision).

The Trustee shall have no responsibility to ensure that such filing has occurred. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Issuer will be deemed to have furnished such reports referred to in this section to the Trustee and the noteholders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuer or any Guarantor to comply with its obligations under “—Certain covenants—Consolidation, merger, sale or conveyance;”

(4)	the failure by the Issuer or any Guarantor, as the case may be, to comply for 45 days after notice with any of its obligations in the covenants described above under “Change of control triggering event” (other than a failure to purchase Notes) or under “—Certain covenants” under “—Limitation on liens,” “—Limitation on sale/leaseback transactions,” “—Future guarantors”;

(5)	the failure by the Issuer to comply for 120 days after notice with any of its obligations in the covenant described above under “—SEC reports”;

(6)	the failure by the Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(7)	Debt of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $75.0 million (the “cross acceleration provision”);

(8)	certain events of bankruptcy, insolvency or reorganization of the Issuer, any Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(9)	any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $75.0 million is entered against the Issuer, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 30 days after notice (the “judgment default provision”); or

(10)	a Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or a Guarantor denies or disaffirms its obligations under its Guarantee.

However, a default under clauses (4), (5), (6) and (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer (with a copy to the Trustee if given by the holders) of the default and the Issuer does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (7), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, and premium, if any, on all the Notes to be due and payable. Upon such declaration, such principal, interest and premium, if any, shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest (and premium, if any) on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, interest or premium on any Note, the Trustee may withhold notice if it determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	change the optional redemption dates or prices or calculations from those described under “—Optional redemption;”

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Notes after any interest payment date, Stated Maturity or any redemption date, as applicable;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note or Guarantee that would adversely affect the noteholders; or

(9)	release any Guarantor from its Guarantee, except as provided for in the Indenture.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuer, the Guarantors and Trustee may amend or supplement the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency, as determined in good faith by us;

(2)	to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	to add guarantees with respect to the Notes, including any Guarantees, or to secure the Notes;

(5)	to add to the covenants of the Issuer or any Subsidiary for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Subsidiary;

(6)	to make any change that does not materially adversely affect the rights of any holder of the Notes, as determined in good faith by us;

(7)	to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(8)	to provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they will not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(9)	to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of notes”, as determined in good faith by us;

(10)	to release a Guarantor from its Guarantee when permitted by the terms of the Indenture;

(11)	to provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee for the Notes; or

(12)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, Exchange Notes or, if incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer Notes, as determined in good faith by us.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The new notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the Indenture and the outstanding Notes and the Guarantees issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Issuer exercises the legal defeasance option, the Guarantees in effect at such time will be automatically released.

The Issuer at any time may be released from its obligations described under “—Change of control triggering event” and under the covenants described under “—Certain Covenants” (other than “—Consolidation, merger, sale or conveyance”) (“covenant defeasance”).

If the Issuer exercises the covenant defeasance option, the Guarantees in effect at such time will be automatically released.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuer exercises its covenant defeasance option, an Event of Default specified in clause (4), clause (5), clause (7), clause (8) (solely with respect to Significant Subsidiaries), clause (9) or clause (10) under “—Events of default” above, in each case, shall not constitute an Event of Default.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreements or any other material agreement or material debt instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(6)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Satisfaction and Discharge

The Indenture will be discharged, and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)	all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith);

(c)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under the Indenture; and

(d)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent and DTC Custodian with regard to the Notes.

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor (other than the Issuer in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Governing law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which the Trustee or commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended. “Common Stock” shall mean the common stock of the Issuer.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded

(a)	the income of any such consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter, by-laws or similar governing document of such Subsidiary; and

(b)	the income or loss of any person accrued prior to the date it becomes a consolidated Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated Subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated Subsidiaries;

provided further, however, that Consolidated Net Income for any period shall be determined after excluding the effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Subsidiaries) in any line item in the Issuer’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) the aggregate amount of Funded Debt of the Issuer and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (b) cash and cash equivalents of the Issuer and its Subsidiaries to (2) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or repayments of Funded Debt (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Issuer and shall not be required to be made in accordance with Regulation S-X promulgated by the SEC) and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period; provided, however, that for purposes of calculating the amount under clause (1)(a) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to the Credit Agreements or any Debt Facility that may be incurred by the Issuer or its Subsidiaries and which, upon incurrence, will be secured by a Lien, shall be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Funded Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with the covenant described under “—Certain covenants—Limitation on liens”).

“Credit Agreements” means collectively (a) Amended and Restated Credit Agreement, dated October 17, 2014, among IHS Inc., IHS Global Inc., the lenders party thereto, Bank of America, N.A., as administrative agent and the other agents party thereto relating to term loans and (b) the Credit Agreement, dated October 17, 2014, among IHS Inc., certain subsidiaries of IHS Inc. as borrowers, the lenders party thereto, Bank of America, N.A. as administrative agent and the other agents party thereto relating to revolving credit facilities, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreements or a successor Credit Agreement.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of debt securities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the earlier of the Stated Maturity of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring on or prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Change of control triggering event;” and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is organized under the laws of any state of the United States or the District of Columbia other than a Foreign Subsidiary.

“EBITDA” for any period means Consolidated Net Income for such period plus

(a)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i)	consolidated interest expense for such period,

(ii)	consolidated income tax expense for such period,

(iii)	consolidated depreciation and amortization for such period,

(iv)	any costs, expenses or charges (including advisory, legal and professional fees) related to any Equity Offering, investments, acquisition, disposition, recapitalization or incurrence of any indebtedness (including a refinancing thereof (whether or not successful)), including (A) such fees, expenses or charges related to the offering of the Notes and any Debt Facilities and (B) any amendment or modification of the Notes or any Debt Facility,

(v)	any restructuring expenses or charges for such period, including charges or expenses related to employee severance or facilities consolidation,

(vi)	any unusual or non-recurring fees, expenses or charges for such period, in each case, representing transaction or integration costs incurred in connection with acquisitions,

(vii)	all other non-cash losses, expenses and charges of Issuer and its Subsidiaries for such period, (excluding (x) the write down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period),

(viii)	any non-cash compensation expense, including expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees, and in connection with options, restricted stock, restricted stock units or other equity level awards under any IHS incentive plan,

(ix)	any losses attributable to sales of assets out of the ordinary course of business,

(x)	any net after tax losses on disposal of discontinued operations,

(xi)	any modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and post-retirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans provided that for any period of calculation, amounts under this clause (xi) shall not comprise more than 5% of EBITDA for such period, and

(xii)	any net noncash unrealized loss resulting in such period from hedging obligations incurred in the ordinary course of business and made in accordance with ASC No. 815—Derivatives and Hedging; minus

(b)	without duplication

(i)	consolidated income tax benefit for such period,

(ii)	any gains attributable to sales of assets out of the ordinary course of business,

(iii)	any net after tax gains on disposal of discontinued operations, and

(iv)	any net noncash unrealized gain resulting in such period from hedging obligations incurred in the ordinary course of business and made in accordance with ASC No. 815—Derivatives and Hedging.

“Equity Offering” means any primary offering of Capital Stock of the Issuer (other than Disqualified Stock) to Persons who are not Subsidiaries of the Issuer other than (1) public offerings with respect to the Issuer’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Issuer or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means any Subsidiary that (1) is not organized under the laws of any state of the United States or the District of Columbia or (2) is organized under the laws of any state of the United States or the District of Columbia and is a Subsidiary of a Subsidiary described in the forgoing clause (1).

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, excluding any Debt owed to IHS or its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board; and

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession.

Except as otherwise provided herein, all ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means a guarantee by a Subsidiary of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each Subsidiary of the Issuer that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer, that thereafter executes a supplemental indenture providing its Guarantee pursuant to the terms of the Indenture.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB– (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor’s Ratings Group (or any successor to the rating agency business thereof), respectively.

“Issue Date” means October 28, 2014.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Material Capital Markets Debt” means any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, or (c) a placement to institutional investors, in each case in aggregate principal amount of $75.0 million or more. The term “Material Capital Markets Debt” shall not include any Debt under commercial bank facilities or similar Debt or any other type of Debt incurred in a manner not customarily viewed as a “securities offering.”

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Issuer, or other counsel reasonably satisfactory to the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Property” means any property or asset, whether real, personal or mixed, including current assets, but excluding deposit or other control accounts, owned on the Issue Date or thereafter acquired by the Issuer or any Subsidiary of the Issuer.

“Rating Agencies” means Standard and Poor’s Ratings Group and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

“Rating Event” means (1) the ratings of the Notes are lowered by at least one of the Rating Agencies and (2) the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or the intentions of the Issuer to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Sale/Leaseback Transaction” means an arrangement relating to a Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer or the Subsidiary of the Issuer leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any such resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any such persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the new notes and the related guarantees will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, as to New York law and K&L Gates LLP, Pittsburgh, Pennsylvania, as to Pennsylvania law.

EXPERTS

The consolidated financial statements of IHS Inc. appearing in its Form 8-K dated June 24, 2015, and the effectiveness of IHS Inc.’s internal control over financial reporting as of November 30, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also read and copy these materials at the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the exchange offer under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed).

•	Annual Report on Form 10-K for the fiscal year ended November 30, 2014 filed with the SEC on January 16, 2015;

•	Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Stockholders filed with the SEC on February 25, 2015 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended November 30, 2014);

•	Quarterly Reports on Form 10-Q for the three months ended February 28, 2015 and May 31, 2015 filed with the SEC on March 24, 2015 and June 24, 2015, respectively; and

•	Current Reports on Form 8-K filed with the SEC on January 22, 2015, April 13, 2015, May 19, 2015 (with respect to Item 5.02 and exhibit 99.1 thereto), June 2, 2015 (excluding Item 7.01 and exhibit 99.1 thereto), June 3, 2015, June 12, 2015, June 23, 2015 (with respect to Item 8.01 thereto and, to the extent specifically incorporated by reference into Item 8.01 thereto, exhibit 99.1 thereto) and June 24, 2015.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Stephen Green

Executive Vice President, Legal & Corporate Secretary

IHS Inc.

15 Inverness Way East

Englewood, Co 80112

(303) 790-0600

If for any reason we are not required to comply with the reporting requirements of the Exchange Act, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

IHS Inc.

Offer to Exchange

5.000% Senior Notes due 2022

for

New 5.000% Senior Notes due 2022

Guaranteed by certain subsidiaries of IHS Inc.

Until                     , 2015 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

                    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) IHS Inc., IHS Holding Inc., IHS Global Inc. and R.L. Polk & Co. (collectively, the “Delaware Registrants,” and each, a “Delaware Registrant” are each incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to any of the Delaware Registrants. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Amended and Restated Certificate of Incorporation of IHS Inc. and the Bylaws of each other Delaware Registrant provide for indemnification by each Delaware Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. IHS Inc.’s Certificate of Incorporation provides for such limitations of liability.

Each Delaware Registrant maintains a standard policy of insurance under which coverage is provided to its respective directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to each Registrant with respect to payments which may be made by such Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

(b) CARFAX, Inc. is incorporated under the laws of the State of Pennsylvania.

The PBCL provides that a corporation may indemnify any person who is or is threatened to be made a party to an action by reason of the fact that the person was or is a director, officer, employee or agent (a “representative”) of the corporation (i) under PBCL section 1741 against judgments, settlements, and expenses reasonably incurred in actions brought against the person (other than actions brought by or in the right of the corporation) and (ii) under PBCL section 1742 against expenses reasonably incurred in defending or settling actions by or in the right of the corporation, in each case if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. No indemnification can be made under PBCL section 1742 in respect of any matter where the person has been adjudged to be liable to the corporation, unless a court determines that the person is fairly and reasonably entitled to indemnity for expenses. Unless ordered by a court, indemnification under those provisions is to be made in the specific case upon a determination that indemnification is proper by the board, by independent legal counsel, or the shareholders. PBCL section 1743 also mandates indemnification of expenses, whether or not the action was brought by or in the right of the corporation, to the extent that the person has been successful in defense of any action or proceeding. PBCL section 1745 authorizes a corporation to pay a representative’s expenses in advance of a final disposition of a matter, upon receipt of an undertaking by the recipient to repay the amounts advanced if it is ultimately determined that the representative is not entitled to be indemnified by the corporation.

PBCL section 1746 provides that the indemnification and advancement provided for in PBCL sections 1741 through 1745 shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled under any bylaw, agreement, vote of shareholders, or otherwise. Section 1746 does not authorize indemnification where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article VII of CARFAX, Inc.’s Bylaws provides that CARFAX, Inc. shall indemnify a director, officer and other authorized representatives against any liability incurred in connection with any proceeding in which such director, officer and other authorized representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability except:

(a) where the indemnification is expressly prohibited by applicable law;

(b) (i) where the conduct of the indemnified representative has been determined to constitute willful misconduct or recklnessness within the meaning of Pennsylvania law or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct or (ii) to be based upon or attributable to the receipt by the indemnified representative from CARFAX, Inc. of a personal benefit to which the indemnified representative is not legally entitled; or

(c) to the extent the indemnification has been determined in a final adjudication pursuant to Section 7.06 of Article VII of CARFAX, Inc.’s Bylaws to be otherwise unlawful.

CARFAX, Inc. maintains a standard policy of insurance under which coverage is provided to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to CARFAX, Inc. with respect to payments which may be made by CARFAX, Inc. to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Registration Rights Agreement filed as Exhibit 10.34 to this Registration Statement provides for indemnification of directors and officers of each Registrant by the initial purchasers against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. Reference is made to the Index of Exhibits filed as part of this registration statement.

(b) Financial Statement Schedules. Reference is made to the financial statements or notes thereto incorporated by reference in the prospectus to which the registration statement relates.

Item 22. Undertakings

(a) Each of the undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of

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prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been

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advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction , and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IHS Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 9, 2015.

IHS Inc.

By:	/s/ Stephen Green
	Name:	Stephen Green
	Title:	Executive Vice President, Legal & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer, Director (Principal Executive Officer)	July 9, 2015
Jerre L. Stead

*	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	July 9, 2015
Todd S. Hyatt

*	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 9, 2015
Heather Matzke-Hamlin

*	Director	July 9, 2015
Ruann F. Ernst

*	Director	July 9, 2015
Christoph v. Grolman

*	Director	July 9, 2015
Brian H. Hall

*	Director	July 9, 2015
Roger Holtback

*	Director	July 9, 2015
Balakrishnan S. Iyer

*	Director	July 9, 2015
Deborah Doyle McWhinney

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Signature	Title	Date

*	Director	July 9, 2015
Jean-Paul L. Montupet

*	Director	July 9, 2015
Richard W. Roedel

* /s/ Stephen Green		July 9, 2015
Stephen Green Attorney-in-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IHS Holding Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 9, 2015.

IHS Holding Inc.

By:	/s/ Stephen Green
	Name:	Stephen Green
	Title:	Executive Vice President, Legal & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

*	President, Director (Principal Executive Officer)	July 9, 2015
Jonathan Gear

*	Executive Vice President, Chief Financial Officer, Director (Principal Financial Officer)	July 9, 2015
Todd S. Hyatt

*	Chief Accounting Officer (Principal Accounting Officer)	July 9, 2015
Heather Matzke-Hamlin

/s/ Stephen Green	Executive Vice President, Legal & Corporate Secretary, Director	July 9, 2015
Stephen Green

* /s/ Stephen Green		July 9, 2015
Stephen Green Attorney-in-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IHS Global Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 9, 2015.

IHS Global Inc.

By:	/s/ Stephen Green
	Name:	Stephen Green
	Title:	Executive Vice President, Legal & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer (Principal Executive Officer)	July 9, 2015
Jerre L. Stead

*	Executive Vice President, Director (Principal Financial Officer)	July 9, 2015
Todd S. Hyatt

*	Senior Vice President (Principal Accounting Officer)	July 9, 2015
Heather Matzke-Hamlin

*	Director	July 9, 2015
Jonathan Gear

/s/ Stephen Green	Executive Vice President, Legal & Corporate Secretary, Director	July 9, 2015
Stephen Green

*	Director	July 9, 2015
Anurug Gupta

* /s/ Stephen Green		July 9, 2015
Stephen Green Attorney-in-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, R.L. Polk & Co. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 9, 2015.

R.L. Polk & Co.

By:	/s/ Stephen Green
	Name:	Stephen Green
	Title:	Executive Vice President & Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

*	President, Director (Principal Executive Officer)	July 9, 2015
Jonathan Gear

*	Executive Vice President and Chief Financial Officer, Director (Principal Financial Officer)	July 9, 2015
Todd S. Hyatt

*	Chief Accounting Officer (Principal Accounting Officer)	July 9, 2015
Heather Matzke-Hamlin

/s/ Stephen Green	Executive Vice President & Assistant Secretary, Director	July 9, 2015
Stephen Green

* /s/ Stephen Green		July 9, 2015
Stephen Green Attorney-in-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CARFAX, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centreville, State of Virginia, on July 9, 2015.

CARFAX, Inc.

By:	/s/ Stephen Green
	Name:	Stephen Green
	Title:	Executive Vice President & Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

*	President, Director (Principal Executive Officer)	July 9, 2015
Richard Raines

*	Vice President (Principal Financial Officer)	July 9, 2015
Lan Luu

*	Chief Accounting Officer (Principal Accounting Officer)	July 9, 2015
Heather Matzke-Hamlin

*	Director	July 9, 2015
Jonathan Gear

/s/ Stephen Green	Executive Vice President & Assistant Secretary, Director	July 9, 2015
Stephen Green

* /s/ Stephen Green		July 9, 2015
Stephen Green Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Stock Purchase Agreement by and among IHS Inc., R. L. Polk & Co. and the individuals and entities identified as Sellers on the signature pages thereto, dated as of June 8, 2013 (15)

3.1	Amended and Restated Certificate of Incorporation of IHS Inc. (13)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of IHS Inc. (3)

3.3	Amended and Restated Bylaws of IHS Inc.(1)

3.4	Certificate of Incorporation of IHS Holding Inc. (f/k/a TBGIS Inc.) (24)

3.5	Certificate of Amendment of Certificate of Incorporation of IHS Holding Inc. (f/k/a TBGIS Inc.) (24)

3.6	Certificate of Amendment of Certificate of Incorporation of IHS Holding Inc. (f/k/a TBG Information Systems, Inc.) (24)

3.7	Certificate of Amendment of Certificate of Incorporation of IHS Holding Inc. (f/k/a Information Handling Services Group Inc.) (24)

3.8	By-laws of IHS Holding Inc. (f/k/a TBGIS Inc.) (24)

3.9	Certificate of Incorporation of IHS Global Inc. (f/k/a TBG Information Co. Inc.) (24)

3.10	Certificate of Amendment of Certificate of Incorporation of IHS Global Inc. (f/k/a TBG Information Co. Inc.) (24)

3.11	Certificate of Amendment of Certificate of Incorporation of IHS Global Inc. (f/k/a Information Handling Services Inc.) (24)

3.12	Certificate of Correction of IHS Global Inc. (f/k/a IHS International Inc.) (24)

3.13	By-laws of IHS Global Inc. (f/k/a TBG Information Co. Inc.) (24)

3.14	Certificate of Incorporation of R.L. Polk & Co. (24)

3.15	Certificate of Amendment of Certificate of Incorporation of R.L. Polk & Co. (24)

3.16	Certificate of Amendment of Certificate of Incorporation of R.L. Polk & Co. (24)

3.17	Certificate of Amendment of Certificate of Incorporation of R.L. Polk & Co. (24)

3.18	Certificate of Amendment of Certificate of Incorporation of R.L. Polk & Co. (24)

3.19	Restated and Amended Bylaws of R.L. Polk & Co. (24)

3.20	Restated Articles of Incorporation of CARFAX, Inc. (24)

3.21	Certificate of Amendment of Articles of Incorporation of CARFAX, Inc. (24)

3.22	Bylaws of CARFAX, Inc. (24)

4.1	Form of Class A Common Stock Certificate (4)

4.2	Form of Rights Agreement between IHS Inc. and Computershare Trust Company, Inc., as Rights Agent (4)

4.3	Agreement of Substitution and Amendment of Rights Agreement by and between IHS Inc. and American Stock Transfer and Trust Company, LLC, as Rights Agent, dated as of January 20, 2009 (5)

4.4	Indenture, dated as of October 28, 2014, among the Company, the Guarantors and Wells Fargo Bank, National Association as trustee (20)

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Exhibit Number	Description

5.1	Opinion of Davis Polk & Wardwell LLP with respect to the new notes and related guarantees (24)

5.2	Opinion of K&L Gates LLP with respect to CARFAX, Inc. (24)

10.1+	Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (22)

10.2+	Amended and Restated IHS Inc. 2004 Directors Stock Plan (18)

10.3+	IHS Inc. Employee Stock Purchase Plan (4)

10.4+	IHS Inc. Supplemental Income Plan (4)

10.5+	Summary of Non-Employee Director Compensation (18)

10.6+	Form of Indemnification Agreement between the Company and its Directors (4)

10.7+	IHS Inc. 2004 Long-Term Incentive Plan, Form of 2007 Stock Option Award—Senior Executive Level (6)

10.8+	IHS Inc. 2004 Long-Term Incentive Plan, Form of 2007 Stock Option Award—Executive Level (6)

10.9+	IHS Inc. 2004 Long-Term Incentive Plan, Form of 2007 Restricted Stock Unit Award—Time-Based (6)

10.10+	IHS Inc. 2004 Long-Term Incentive Plan, Form of 2007 Restricted Stock Unit Award—Performance-Based (6)

10.11+	IHS Inc. 2004 Long-Term Incentive Plan, Form of 2010 Restricted Stock Unit Award—Performance-Based (9)

10.12+	IHS Inc. 2004 Long-Term Incentive Plan, Form of 2011 Restricted Stock Unit Award—Performance-Based (3)

10.13+	IHS Inc. Hedging and Pledging Policy (22)

10.14+	IHS Inc. Policy on Recoupment of Incentive Compensation (22)

10.15+	IHS Inc. Deferred Compensation Plan (22)

10.16+	IHS Inc. Deferred Compensation Plan Adoption Agreement (22)

10.17+	Employment Agreement by and between IHS Inc. and Scott Key, dated as of October 31, 2007 (7)

10.18+	Amendment to Employment Agreement by and between IHS Inc. and Scott Key, dated as of October 22, 2009 (7)

10.19+	Amendment to Employment Agreement by and between IHS Inc. and Scott Key, dated as of December 3, 2010 (8)

10.20+	Amendment to Employment Agreement by and between IHS Inc. and Scott Key, dated as of December 31, 2012 (14)

10.21+	Employment Agreement by and between IHS Inc. and Todd S. Hyatt, dated as of October 31, 2013 (21)

10.22+	Employment Agreement by and between IHS Global Inc. and Daniel H. Yergin, dated as of July 2, 2010 (3)

10.23+	Amendment to Employment Agreement by and between IHS Inc. and Daniel Yergin, dated as of December 3, 2010 (19)

10.24+	Amendment to Employment Agreement by and between IHS Inc. and Daniel Yergin, dated as of December 28, 2012 (14)

10.25+	Employment Agreement by and between IHS Inc. and Anurag Gupta, dated as of February 1, 2013 (21)

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Exhibit Number	Description

10.26+	Amendment to Employment Agreement by and between IHS Inc. and Anurag Gupta, dated June 1, 2014 (18)

10.27+	Employment Agreement by and between IHS Inc. and Sean Menke, dated as of February 4, 2013 (21)

10.28+	Amendment to Employment Agreement by and between IHS Inc. and Sean Menke, dated June 1, 2014 (18)

10.29+	Employment Agreement by and between IHS Inc. and Richard Walker, dated as of October 31, 2007 (2)

10.30+	Amendment to Employment Agreement by and between IHS Inc. and Richard Walker, dated as of October 22, 2009 (2)

10.31+	Amendment to Employment Agreement by and between IHS Inc. and Richard Walker, dated as of December 3, 2010 (2)

10.32+	Amendment to Employment Agreement by and between IHS Inc. and Richard Walker, dated as of December 31, 2012 (14)

10.33+	Termination Agreement by and between IHS Inc. and Richard Walker, dated September 18, 2013 (16)

10.34	Registration Rights Agreement, dated as of October 28, 2014, among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein (20)

10.35	Credit Agreement by and among IHS Inc., certain of its subsidiaries, Bank of America, N.A., Bank of America, N.A. (Canada Branch), JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, Royal Bank of Canada, Wells Fargo Bank N.A., Compass Bank, TD Bank, N.A., Citizens Bank, N.A., PNC Bank, National Association, U.S. Bank National Association, Goldman Sachs Bank USA, HSBC Bank USA, N.A., Sumitomo Mitsui Banking Corporation, BNP Paribas, Bank of the West, SunTrust Bank, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., dated as of October 17, 2014 (22)

10.36	Credit Agreement by and among IHS Inc., IHS Global Inc., JPMorgan Chase Bank, N.A., Bank of America, N.A., RBS Citizens, N.A., Wells Fargo Bank, N.A., BBVA Compass, HSBC Bank USA, N.A., Royal Bank of Canada, PNC Bank, National Association, U.S. Bank National Association, TD Bank, N.A., Goldman Sachs Bank USA, The Bank of Tokyo-Mitsubishi UFJ, Ltd, Hua Nan Commercial, Ltd, New York Agency, Sumitomo Mitsui Banking Corporation and Commercial Bank, dated as of July 15, 2013 (16)

10.37	First Amendment to Credit Agreement by and among IHS Inc., IHS Global Inc., JPMorgan Chase Bank, N.A., Bank of America, N.A., RBS Citizens, N.A., Wells Fargo Bank, N.A., BBVA Compass, HSBC Bank USA, N.A., Royal Bank of Canada, PNC Bank, National Association, U.S. Bank National Association, TD Bank, N.A., Goldman Sachs Bank USA, The Bank of Tokyo-Mitsubishi UFJ, Ltd, Hua Nan Commercial, Ltd, New York Agency, Sumitomo Mitsui Banking Corporation and Commercial Bank, dated as of June 30, 2014 (18)

10.38	Credit Agreement (amending and restating the Credit Agreement dated as of July 15, 2013, as amended) by and among IHS Inc., IHS Global Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada, Wells Fargo Bank N.A., Compass Bank, TD Bank, N.A., Sumitomo Mitsui Banking Corporation, Citizens Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Bank, National Association, U.S. Bank National Association, Goldman Sachs Bank USA, HSBC Bank USA, N.A., BNP Paribas, Bank of the West, and SunTrust Bank, dated as of October 17, 2014 (22)

10.39	Credit Agreement by and among IHS Inc., certain of its subsidiaries, J.P. Morgan Chase Bank, National Association, Bank of America N.A., RBS Citizens, N.A., Bank of America, N.A. (Canada Branch), Wells Fargo Bank, National Association, HSBC Bank USA, National Association, U.S. Bank, National Association, TD Bank, N.A., Barclays Bank PLC, PNC Bank, National Association, Citibank, N.A., HSBC Bank PLC and Compass Bank dated as of January 5, 2011 (10)

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Exhibit Number	Description

10.40	First Amendment to Credit Agreement by and among IHS Inc., certain of its subsidiaries, J.P. Morgan Chase Bank, National Association, Bank of America N.A., RBS Citizens, N.A., Bank of America, N.A. (Canada Branch), Wells Fargo Bank, National Association, HSBC Bank USA, National Association, U.S. Bank, National Association, TD Bank, N.A., Barclays Bank PLC, PNC Bank, National Association, Citibank, N.A., HSBC Bank PLC and Compass Bank dated as of October 11, 2011 (11)

10.41	Second Amendment to Credit Agreement by and among IHS Inc., certain of its subsidiaries, J.P. Morgan Chase Bank, National Association, Bank of America N.A., RBS Citizens, N.A., Wells Fargo Bank, National Association, HSBC Bank USA, National Association, U.S. Bank, National Association, TD Bank, N.A., Barclays Bank PLC, PNC Bank, National Association, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Union Bank, N.A., Royal Bank of Canada, Hua Nan Commercial Bank, Ltd, New York and Compass Bank, dated as of July 15, 2013 (16)

10.42	Third Amendment to Credit Agreement by and among IHS Inc., certain of its subsidiaries, J.P. Morgan Chase Bank, National Association, Bank of America N.A., RBS Citizens, N.A., Wells Fargo Bank, National Association, HSBC Bank USA, National Association, U.S. Bank, National Association, TD Bank, N.A., Barclays Bank PLC, PNC Bank, National Association, Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., Union Bank, N.A., Royal Bank of Canada, Hua Nan Commercial Bank, Ltd, New York and Compass Bank, dated as of June 30, 2014 (18)

10.43	Credit Agreement by and among IHS Inc., IHS Global Inc., Royal Bank of Canada, and Bank of America, N.A., dated as of August 29, 2012 (12)

10.44	First Amendment to Credit Agreement by and among IHS Inc., IHS Global Inc., Royal Bank of Canada, and Bank of America, N.A., dated as of July 15, 2013 (16)

10.45	Second Amendment to Credit Agreement by and among IHS Inc., IHS Global Inc., Royal Bank of Canada, and Bank of America, N.A., dated as of June 30, 2014 (18)

10.46+	Agreement by and between IHS Inc. and Scott Key, dated June 1, 2015 (23)

10.47+	Release Agreement by and between IHS Inc. and Scott Key, dated June 2, 2015 (23)

12.1	Computation of Consolidated Ratio of Earnings to Fixed Charges (24)

21.1	List of Subsidiaries of the Registrant (22)

23.1*	Consent of Ernst & Young LLP

23.2	Consent of Davis Polk & Wardwell LLP (contained in their opinion filed as Exhibit 5.1) (24)

23.3	Consent of K&L Gates LLP (contained in their opinion filed as Exhibit 5.2) (24)

24.1	Power of Attorney (included on signature page) (24)

25.1	Statement of Eligibility of Wells Fargo Bank, National Association, as Trustee, on Form T-1. (24)

99.1	Form of Letter of Transmittal (24)

99.2	Form of Notice of Guaranteed Delivery (24)

99.3	Form of Letter to Clients (24)

99.4	Form of Letter to Nominees (24)

99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner (24)

*	Filed electronically herewith.
+	Compensatory plan or arrangement.
(1)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2011, and incorporated herein by reference.

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(2)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended August 31, 2011, and incorporated herein by reference.
(3)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2010, and incorporated herein by reference.
(4)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-1 (No. 333-122565) of the Registrant filed on February 4, 2005, as amended, and incorporated herein by reference.
(5)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2008, and incorporated herein by reference.
(6)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2006, as amended, and incorporated herein by reference.
(7)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2009, and incorporated herein by reference.
(8)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended February 28, 2011, and incorporated herein by reference.
(9)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Periodic Report on Form 8-K dated December 10, 2010, and incorporated herein by reference.
(10)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Periodic Report on Form 8-K dated January 6, 2011, and incorporated herein by reference.
(11)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Periodic Report on Form 8-K dated October 13, 2011, and incorporated herein by reference.
(12)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended August 31, 2012, and incorporated herein by reference.
(13)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended May 31, 2009, and incorporated herein by reference.
(14)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended February 28, 2013, and incorporated herein by reference.
(15)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Periodic Report on Form 8-K dated July 16, 2013, and incorporated herein by reference.
(16)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended August 31, 2013, and incorporated herein by reference.
(17)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2012, and incorporated herein by reference.
(18)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended August 31, 2014, and incorporated herein by reference.
(19)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended February 28, 2014, and incorporated herein by reference.
(20)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Periodic Report on Form 8-K dated October 28, 2014, and incorporated herein by reference.
(21)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2013, and incorporated herein by reference.
(22)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the period ended November 30, 2014, and incorporated herein by reference.
(23)	Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Periodic Report on Form 8-K dated June 1, 2015, and incorporated herein by reference.
(24)	Previously filed with the Securities and Exchange Commission as part of this Registration Statement on Form S-4 (Registration no. 333-205369) on June 30, 2015.

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